EXHIBIT (6)(e)


                  STATE STREET RESEARCH MASTER INVESTMENT TRUST
                              One Financial Center
                        Boston, Massachusetts 02111-2690

                                            Date:

State Street Research
  Investment Services, Inc.
One Financial Center
Boston, Massachusetts  02111

Gentlemen:

         This letter is to confirm to you that State Street Research Master Investment Trust (the "Trust") has created a new series of shares to be known as State Street Research Equity Index Fund (the "Fund") and that pursuant to the Distribution Agreement between the Trust and you (the "Agreement"), you will serve as distributor and principal underwriter of the Fund (which shall be deemed a "Fund" under the Agreement) with respect to the sale of its classes of shares as described in its current prospectus and statement of additional information, including any additional classes as may be established from time to time. Shares of each class of the Fund will be sold at the "net asset value per share" of the Fund plus any applicable sales charge in accordance with the then current prospectus and statement of additional information of the Fund, as from time to time amended.

         The term "State Street Research Master Investment Trust" means and refers to the Trustees from time to time serving under the First Amended and Restated Master Trust Agreement dated February 5, 1993 (the "Master Trust Agreement"), as the same subsequently thereto have been, or subsequently thereto may be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, assistant officers, agents or employees of the Trust as individuals or personally, but shall bind only the trust property of the Trust, as provided in the Master Trust Agreement of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by a duly authorized officer or assistant officer of the Trust, acting as such, and neither such authorization nor such execution and delivery shall be deemed to have been made individually or to impose any personal liability, but shall bind only the trust property of the trust as provided in its Master Trust Agreement. The Master Trust Agreement of the Trust provides, and it is expressly agreed, that each Fund of the Trust shall be solely and exclusively responsible for the payment of its debts, liabilities and obligations, and that no other fund shall be responsible for the same.

         Please indicate your acceptance of this responsibility in accordance with the terms of the Agreement by signing this letter as indicated below.

                                                     STATE STREET RESEARCH
                                                     MASTER INVESTMENT TRUST



                                                     By:_______________________



Accepted and Agreed To:

STATE STREET RESEARCH
INVESTMENT SERVICES, INC.


By:_______________________